                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                       Commission File Number: 000-21093

                          Interfoods of America, Inc.
            (Exact name of registrant as specified in its charter)

                   9400 South Dadeland Boulevard, Suite 720
                             Miami, Florida 33156
                                (305) 670-0746
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Common Stock, $0.001 par value
            (Title of each class of security covered by this Form)

                                     None
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [X]          Rule 12h-3(b)(1)(i)    [_]
          Rule 12g-4(a)(1)(ii)  [_]          Rule 12h-3(b)(1)(ii)   [_]
          Rule 12g-4(a)(2)(i)   [_]          Rule 12h-3(b)(2)(i)    [_]
          Rule 12g-4(a)(2)(ii)  [_]          Rule 12h-3(b)(2)(ii)   [_]
                                             Rule 15d-6             [_]

      Approximate number of holders of record as of the certification or notice date: two (2)

      Pursuant to the requirements of the Securities Exchange Act of 1934, Interfoods of America, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 24, 2002                 INTERFOODS OF AMERICA, INC.


                                   By: /s/ Robert S. Berg
                                       -----------------------------------------
                                       Robert S. Berg, Chief Executive Officer